Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hailiang Education Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-222271) on Form F-3 of Hailiang Education Group Inc. of our report dated September 23, 2019, with respect to the consolidated statement of financial position of Hailiang Education Group Inc. as of June 30, 2019, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the year then ended, and the related notes, which report appears in the June 30, 2019 annual report on Form 20-F of Hailiang Education Group Inc..

Our report dated on September 23, 2019 refers to changes in the method of accounting for revenue recognition and financial instruments.

Our report dated on September 23, 2019 contains an explanatory paragraph that states that Hailiang Education Group Inc. entered into significant transactions with related parties during the year ended June 30, 2019.

/s/ KPMG Huazhen LLP

Hangzhou, China

September 23, 2019